Exhibit 12


                                    FLORIDA POWER CORPORATION
                                Statement of Computation of Ratios
                                     (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:





                                   1998     1997    1996    1995    1994
                                  ------   ------  ------  ------  ------


     Net Income                   $250.1   $135.9   $238.4  $227.0  $200.8

     Add:
      Operating Income Taxes       140.3     69.9    135.8   129.5   114.7
      Other Income Taxes              .7      --       (.1)    (.1)    (.8)
                                  -------  ------- ------- ------- -------
     Income Before Taxes           391.1    205.8    374.1   356.6   314.7

     Total Interest Charges        136.5    117.3     98.4   104.5   108.4
                                  -------  ------- ------- ------- -------
     Total Earnings (A)           $527.6   $323.1   $472.5  $461.1  $423.1
                                  -------  ------- ------- ------- -------
     Fixed Charges (B)            $136.5   $117.3    $98.4  $104.5  $108.4
                                  -------  ------- ------- ------- -------
      Ratio of Earnings to
       Fixed Charges (A/B)          3.87     2.75     4.80    4.41    3.90
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